                                                                      EXHIBIT 99

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of The BFGoodrich Company:

     We have audited the accompanying Consolidated Balance Sheet of The BFGoodrich Company and subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements as of and for the year ended July 31, 1996 of Rohr, Inc., which statements reflect total sales constituting 27 percent of total consolidated sales for 1996. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Rohr, Inc. for 1996, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and, for 1996, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The BFGoodrich Company and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Cleveland, Ohio
February 5, 1999

                          INDEPENDENT AUDITORS' REPORT

     We have audited the consolidated statements of operations, shareholders' equity, and cash flows of Rohr, Inc. and its subsidiaries for the year ended July 31, 1996 (such statements are not separately presented). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material aspects, the results of operations and cash flows of Rohr, Inc. and its subsidiaries for the year ended July 31, 1996, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

San Diego, California
September 11, 1997

                        CONSOLIDATED STATEMENT OF INCOME

                                                                   YEAR ENDED DECEMBER 31
                                                              --------------------------------
                                                                1998        1997        1996
                                                              --------    --------    --------
                                                                   (DOLLARS IN MILLIONS,
                                                                 EXCEPT PER SHARE AMOUNTS)
SALES.......................................................  $3,950.8    $3,373.0    $2,845.8
Operating costs and expenses:
  Cost of sales.............................................   2,853.1     2,454.7     2,042.5
  Charge for MD-90 contract.................................        --        35.2          --
  Selling and administrative costs..........................     610.4       556.0       481.8
  Restructuring costs and asset impairment..................      10.5          --        11.2
  Merger-related costs......................................        --        77.0          --
                                                              --------    --------    --------
                                                               3,474.0     3,122.9     2,535.5
                                                              --------    --------    --------
OPERATING INCOME............................................     476.8       250.1       310.3
Interest expense............................................     (79.0)      (73.0)      (89.3)
Interest income.............................................       5.2        12.0         4.2
Gain on issuance of subsidiary stock........................        --        13.7          --
Other income (expense)--net.................................     (18.1)       15.0       (30.8)
                                                              --------    --------    --------
Income from continuing operations before income taxes and
  Trust distributions.......................................     384.9       217.8       194.4
Income tax expense..........................................    (146.3)      (94.1)      (68.4)
Distributions on Trust preferred securities.................     (10.5)      (10.5)      (10.5)
                                                              --------    --------    --------
INCOME FROM CONTINUING OPERATIONS...........................     228.1       113.2       115.5
Income (loss) from discontinued operations -- net of
  taxes.....................................................      (1.6)       84.3        58.4
                                                              --------    --------    --------
INCOME BEFORE EXTRAORDINARY ITEMS...........................     226.5       197.5       173.9
Extraordinary losses on debt extinguishment -- net of
  taxes.....................................................        --       (19.3)         --
                                                              --------    --------    --------
NET INCOME..................................................  $  226.5    $  178.2    $  173.9
                                                              ========    ========    ========
BASIC EARNINGS PER SHARE:
  Continuing operations.....................................  $   3.09    $   1.59    $   1.74
  Discontinued operations...................................      (.02)       1.19         .87
  Extraordinary losses......................................        --        (.27)         --
                                                              --------    --------    --------
  Net income................................................  $   3.07    $   2.51    $   2.61
                                                              ========    ========    ========
DILUTED EARNINGS PER SHARE:
  Continuing operations.....................................  $   3.04    $   1.53    $   1.65
  Discontinued operations...................................      (.02)       1.13         .83
  Extraordinary losses......................................        --        (.25)         --
                                                              --------    --------    --------
  Net income................................................  $   3.02    $   2.41    $   2.48
                                                              ========    ========    ========

See Notes to Consolidated Financial Statements.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
CURRENT ASSETS
  Cash and cash equivalents.................................  $   31.7     $   47.0
  Accounts and notes receivable.............................     629.0        532.6
  Inventories...............................................     772.5        652.6
  Deferred income taxes.....................................     142.1        132.4
  Prepaid expenses and other assets.........................      39.2         36.7
                                                              --------     --------
          Total Current Assets..............................   1,614.5      1,401.3
Property....................................................   1,255.9      1,065.1
Deferred Income Taxes.......................................      39.7         86.0
Prepaid Pension.............................................     148.0        148.3
Goodwill....................................................     771.0        546.2
Identifiable Intangible Assets..............................     112.4         51.1
Other Assets................................................     251.1        195.9
                                                              --------     --------
          Total Assets......................................  $4,192.6     $3,493.9
                                                              ========     ========
CURRENT LIABILITIES
  Short-term bank debt......................................  $  144.1     $  192.8
  Accounts payable..........................................     364.4        327.6
  Accrued expenses..........................................     420.1        411.3
  Income taxes payable......................................      59.4           --
  Current maturities of long-term debt and capital lease
     obligations............................................       2.8          3.2
                                                              --------     --------
          Total Current Liabilities.........................     990.8        934.9
Long-term Debt and Capital Lease Obligations................     995.2        564.3
Pension Obligations.........................................      43.6         39.6
Postretirement Benefits Other Than Pensions.................     338.1        343.7
Other Non-current Liabilities...............................     101.7         65.7
Commitments and Contingent Liabilities......................        --           --
Mandatorily Redeemable Preferred Securities of Trust........     123.6        123.1
SHAREHOLDERS' EQUITY
  Common stock-$5 par value
     Authorized, 200,000,000 shares; issued, 76,213,081
      shares in 1998 and 73,946,160 shares in 1997..........     381.1        369.7
  Additional capital........................................     543.7        500.7
  Income retained in the business...........................     736.8        591.5
  Accumulated other comprehensive income....................       3.6         (3.5)
  Unearned portion of restricted stock awards...............        --          (.7)
  Common stock held in treasury, at cost (1,846,894 shares
     in 1998 and 1,204,022 shares in 1997)..................     (65.6)       (35.1)
                                                              --------     --------
          Total Shareholders' Equity........................   1,599.6      1,422.6
                                                              --------     --------
          Total Liabilities and Shareholders' Equity........  $4,192.6     $3,493.9
                                                              ========     ========

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31
                                                                --------------------------
                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                  (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES
Net income..................................................    $226.5    $178.2    $173.9
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Extraordinary losses on debt extinguishment............        --      19.3        --
     Depreciation and amortization..........................     165.4     138.8     139.8
     Deferred income taxes..................................      27.8      33.2      29.0
     Net gains on sale of businesses........................        --    (138.8)     (4.5)
     Charge for exchange of 7.75% Convertible Notes.........        --        --       5.3
     Asset impairment write-down............................       6.5        --       7.2
     Change in assets and liabilities, net of effects of
       acquisitions and dispositions of businesses:
          Receivables.......................................      (2.5)    (41.7)    (36.9)
          Inventories.......................................     (70.7)    (53.3)    (29.9)
          Other current assets..............................       1.0       1.1       2.0
          Accounts payable..................................        --      26.0       7.2
          Accrued expenses..................................     (13.1)     86.2       6.2
          Income taxes payable..............................      61.9     (11.2)    (19.5)
          Other non-current assets and liabilities..........     (46.2)    (28.2)    (14.3)
                                                                ------    ------    ------
Net cash provided by operating activities...................     356.6     209.6     265.5
                                                                ------    ------    ------
INVESTING ACTIVITIES
Purchases of property.......................................    (208.5)   (159.9)   (197.1)
Proceeds from sale of property..............................       4.2       8.5       8.8
Proceeds from sale of businesses............................        --     395.9      28.9
Sale of short-term investments..............................        --       8.0        --
Payments made in connection with acquisitions, net of cash
  acquired..................................................    (427.2)   (133.4)   (107.9)
                                                                ------    ------    ------
Net cash provided (used) by investing activities............    (631.5)    119.1    (267.3)
                                                                ------    ------    ------
FINANCING ACTIVITIES
Net (decrease) increase in short-term debt..................     (52.6)     68.9     122.5
Proceeds from issuance of long-term debt....................     433.0     150.0      71.1
Repayment of long-term debt and capital lease obligations...      (8.6)   (543.0)   (155.5)
Cash collateral for receivable sales program................        --       5.0      13.5
Termination of receivable sales program.....................     (40.0)       --        --
Proceeds from issuance of capital stock.....................      26.7      14.8      11.2
Purchases of treasury stock.................................     (13.3)     (9.7)      (.1)
Dividends...................................................     (75.7)    (59.5)    (58.8)
Distributions on Trust preferred securities.................     (10.5)    (10.5)    (10.5)
Other.......................................................        --       1.1       1.3
                                                                ------    ------    ------
Net cash provided (used) by financing activities............     259.0    (382.9)     (5.3)
                                                                ------    ------    ------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................       0.6      (2.2)      (.7)
                                                                ------    ------    ------
Net Decrease in Cash and Cash Equivalents...................     (15.3)    (56.4)     (7.8)
Cash and Cash Equivalents at Beginning of Year(1)...........      47.0     103.4     144.9
                                                                ------    ------    ------
Cash and Cash Equivalents at End of Year....................    $ 31.7    $ 47.0    $137.1
                                                                ======    ======    ======

---------------

(1) Cash and cash equivalents at the beginning of 1997 does not agree with the amount at the end of 1996 due to the net cash transactions of Rohr from August 1, 1996 to December 31, 1996, which are not reflected in the 1996 column above (see Note D).

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                ACCUMULATED      UNEARNED
                                  COMMON STOCK                     INCOME          OTHER        PORTION OF
       THREE YEARS ENDED         ---------------   ADDITIONAL   RETAINED IN    COMPREHENSIVE    RESTRICTED    TREASURY
       DECEMBER 31, 1998         SHARES   AMOUNT    CAPITAL     THE BUSINESS      INCOME       STOCK AWARDS    STOCK      TOTAL
       -----------------         ------   ------   ----------   ------------   -------------   ------------   --------   --------
         (IN MILLIONS)
Balance December 31, 1995......  33.113   $165.6     $536.8        $375.7         $(57.6)         $(16.2)      $(28.3)   $  976.0
Net income.....................                                     173.9                                                   173.9
Other comprehensive income:
  Unrealized translation
    adjustments................                                                     (3.7)                                    (3.7)
  Minimum pension liability
    adjustment.................                                                     40.8                                     40.8
                                                                                                                         --------
Total comprehensive income.....                                                                                             211.0
Employee award programs........   0.600     3.0        19.0                                          7.2         (1.8)       27.4
Two-for-one common stock
  split........................  33.256   166.3      (166.3)
Contribution to pension
  plans........................   0.755     3.8        26.2                                                                  30.0
Conversion of 7.75% Convertible
  Subordinated Notes...........   2.806    14.0        28.3                                                                  42.3
Purchases of stock for
  treasury.....................                                                                                  (2.1)       (2.1)
Dividends (per
  share -- $1.10)..............                                     (58.8)                                                  (58.8)
                                 ------   ------     ------        ------         ------          ------       ------    --------
Balance December 31, 1996......  70.530   352.7       444.0         490.8          (20.5)           (9.0)       (32.2)    1,225.8
Net income.....................                                     178.2                                                   178.2
Other comprehensive income:
  Unrealized translation
    adjustments, net of
    reclassification adjustment
    for loss included in net
    income of $2.3.............                                                     (7.6)                                    (7.6)
  Minimum pension liability
    adjustment.................                                                     (1.8)                                    (1.8)
                                                                                                                         --------
Total comprehensive income.....                                                                                             168.8
Employee award programs........   0.826     4.1        12.8                                          8.3         (0.7)       24.5
Adjustment to conform Rohr's
  fiscal year..................   2.071    10.3        39.6         (18.0)          26.4                                     58.3
Conversion of 7.75% Convertible
  Subordinated
  Notes........................   0.099     0.5         1.0                                                                   1.5
Exercise of warrants...........   0.420     2.1         3.3                                                                   5.4
Purchases of stock for
  treasury.....................                                                                                  (2.2)       (2.2)
Dividends (per
  share -- $1.10)..............                                     (59.5)                                                  (59.5)
                                 ------   ------     ------        ------         ------          ------       ------    --------
Balance December 31, 1997......  73.946   369.7       500.7         591.5           (3.5)           (0.7)       (35.1)    1,422.6
Net income.....................                                     226.5                                                   226.5
Other comprehensive income:
  Unrealized translation
    adjustments................                                                      5.9                                      5.9
  Minimum pension liability
    adjustment.................                                                      1.2                                      1.2
                                                                                                                         --------
Total comprehensive income.....                                                                                             233.6
Employee award programs........   1.032     5.2        30.9                                          0.7         (0.7)       36.1
Conversion of 7.75% Convertible
  Subordinated Notes...........   1.235     6.2        12.1                                                                  18.3
Purchases of stock for
  treasury.....................                                                                                 (29.8)      (29.8)
Dividends (per
  share -- $1.10)..............                                     (81.2)                                                  (81.2)
                                 ------   ------     ------        ------         ------          ------       ------    --------
Balance December 31, 1998......  76.213   $381.1     $543.7        $736.8         $  3.6          $   --       $(65.6)   $1,599.6
                                 ======   ======     ======        ======         ======          ======       ======    ========

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation The Consolidated Financial Statements reflect the accounts of The BFGoodrich Company and its majority-owned subsidiaries ("the Company" or "BFGoodrich"). Investments in 20- to 50-percent-owned affiliates and majority-owned companies in which investment is considered temporary are accounted for using the equity method. Equity in earnings (losses) from these businesses is included in Other income (expense)-net. Intercompany accounts and transactions are eliminated.

     Cash Equivalents Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

     Inventories Inventories other than inventoried costs relating to long-term contracts are stated at the lower of cost or market. Certain domestic inventories are valued by the last-in, first-out (LIFO) cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

     Inventoried costs on long-term contracts include certain preproduction costs, consisting primarily of tooling and design costs and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as "excess-over average") during the early years of a contract.

     In the event that in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

     In accordance with industry practice, costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

     Long-Lived Assets Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. In the case of capitalized lease assets, amortization is computed over the lease term if shorter. Repairs and maintenance costs are expensed as incurred.

     Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is being amortized by the straight-line method, in most cases over 20 to 40 years. The weighted average number of years that goodwill is being amortized over is 28 years. Goodwill amortization is recorded in cost of sales.

     Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, trademarks, licenses and non-compete agreements. They are amortized using the straight-line method over estimated useful lives of 5 to 25 years.

     Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company's estimate of undiscounted cash flows over the assets remaining estimated useful life are less than the assets carrying value. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

     Revenue and Income Recognition For revenues not recognized under the contract method of accounting, the Company recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

     A significant portion of the Company's sales in the Aerostructures Group of the Aerospace Segment are under long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders. Sales and profits on each contract are recognized primarily in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. The Company follows the guidelines of Statement of Position 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) except that the Company's contract accounting policies differ from the recommendations of SOP 81-1 in that revisions of estimated profits on contracts are included in earnings under the reallocation method rather than the cumulative catch-up method.

     Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract, excluding that reported in prior periods, and is recognized evenly in the current and future periods as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices but includes units delivered at actual sales prices. Cost includes the estimated cost of the preproduction effort (primarily tooling and design), plus the estimated cost of manufacturing a specified number of production units. The specified number of production units used to establish the profit margin is predicated upon contractual terms adjusted for market forecasts and does not exceed the lesser of those quantities assumed in original contract pricing or those quantities which the Company now expects to deliver in the periods assumed in the original contract pricing. Option quantities are combined with prior orders when follow-on orders are released.

     The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company reevaluates its contract estimates periodically and reflects changes in estimates in the current and future periods under the reallocation method.

     Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are negotiated values for units delivered and anticipated price adjustments for contract changes, claims, escalation and estimated earnings in excess of billing provisions, resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed under Inventories above.

     Financial Instruments The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term debt is based on rates available to the Company for debt with similar terms and maturities.

     Off balance sheet derivative financial instruments at December 31, 1998, include an interest rate swap agreement, foreign currency forward contracts and foreign currency swap agreements. Interest rate swap agreements are used by the Company, from time to time, to manage interest rate risk on its floating rate debt portfolio. Each interest rate swap is matched as a hedge against a specific debt instrument and has the same notional amount and maturity as the related debt instrument principal. Interest rate swap agreements are generally entered into at the time the related floating rate debt is issued in order to convert the floating rate to a fixed rate. The cost of interest rate swaps is recorded as part of interest expense and accrued expenses. Fair value of these instruments is based on estimated current settlement cost.

     The Company enters into foreign currency forward contracts (principally against the British pound, Italian lira, Spanish peseta, French franc, Dutch gilder and U.S. dollar) to hedge the net receivable/payable position arising from trade sales and purchases and intercompany transactions by its European businesses. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products and purchases from suppliers denominated in a currency other than the functional currency of the respective businesses will be adversely affected by changes in exchange rates. Foreign currency gains and losses under the above arrangements are not deferred and are reported as part of cost of sales and accrued expenses. Foreign currency forward contracts are entered into with major commercial European banks that have high credit ratings. From time to time, the Company uses foreign currency forward contracts to hedge purchases of capital equipment. Foreign currency gains and losses for such purchases are deferred as part of the basis of the asset. Also, the Company has used forward contracts, on a limited basis, to manage its exchange risk on a portion of its purchase commitments from vendors of aircraft components denominated in foreign currencies and to manage its exchange risk for sums paid to a French subsidiary for services. Forward gains and losses associated with contracts accounted for under contract accounting are deferred as contract costs.

     The Company also enters into foreign currency swap agreements (principally for the Belgian franc, French franc and Dutch gilder) to eliminate foreign exchange risk on intercompany loans between European businesses.

     The fair value of foreign currency forward contracts and foreign currency swap agreements is based on quoted market prices.

     Stock-Based Compensation The Company accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

     Issuance of Subsidiary Stock The Company recognizes gains and losses on the issuance of stock by a subsidiary in accordance with the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 84.

     Earnings Per Share Earnings per share is computed in accordance with SFAS No. 128, "Earnings per Share."

     Research and Development Expense The Company performs research and development under Company-funded programs for commercial products, and under contracts with others. Research and development under contracts with others is performed by the Aerospace Segment for military and commercial products. Total research and development expenditures from continuing operations in 1998, 1997 and 1996 were $182.7 million, $141.2 million and $137.5 million, respectively. Of these amounts, $63.1 million, $39.4 million and $29.4 million, respectively, were funded by customers.

     Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     New Accounting Standards In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

     The Company has not yet determined what the effect of Statement No. 133 will be on its earnings and financial position and has not yet determined the timing or method of adoption. However, the Statement could increase volatility in earnings and comprehensive income.

     On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5 -- Reporting on the Costs of Start-Up Activities (the SOP). The SOP is effective for the Company in 1999 and would require the write-off of any amounts deferred within the balance sheet related to start-up activities, as defined within the SOP. The Company has reviewed the provisions of this SOP and does not believe its adoption will have a material adverse impact on earnings or on its financial condition.

NOTE B DISCONTINUED OPERATIONS

     On August 15, 1997, the Company completed the disposition of its chlor-alkali and olefins ("CAO") business to The Westlake Group for $92.7 million, resulting in an after-tax gain of $14.5 million, or $.19 per diluted share. The disposition of the CAO business represents the disposal of a segment of a business under APB Opinion No. 30 ("APB 30"). Accordingly, the Consolidated Statement of Income reflects the CAO business (previously reported as Other Operations) as a discontinued operation, in addition to the following discontinued operations.

     On February 3, 1997, the Company completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $.80 per diluted share. The sale of Tremco Incorporated completed the disposition of the Company's Sealants, Coatings and Adhesives ("SC&A") Group which also represented a disposal of a segment of a business under APB 30.

     A summary of the results of discontinued operations is as follows:

                                                            1998     1997      1996
                                                            -----    -----    ------
                                                                 (IN MILLIONS)
Sales:
  CAO.....................................................  $  --    $98.0    $160.6
  SC&A....................................................     --       --     316.8
                                                            -----    -----    ------
                                                            $  --    $98.0    $477.4
Pretax income from operations:
  CAO.....................................................  $  --    $16.1    $ 21.0
  SC&A(1).................................................     --       --      27.0
                                                            -----    -----    ------
                                                               --     16.1      48.0
Income tax expense........................................     --     (5.8)    (19.6)
                                                            -----    -----    ------
Net income from operations................................     --     10.3      28.4
Gains on sale of discontinued operations:
  CAO(2)..................................................     --     14.5        --
  SC&A(3).................................................     --     59.5        --
Adjustment to gain of 1993 discontinued operation.........     --       --      30.0
Adjustment to 1997 gain on the sale of SC&A...............   (1.6)      --        --
                                                            -----    -----    ------
Income (loss) from discontinued operations................  $(1.6)   $84.3    $ 58.4
                                                            =====    =====    ======

---------------

(1) Includes $6.4 million gain on the sale of a business in 1996.

(2) Net of $7.8 million of income taxes.

(3) Net of $22.8 million of income taxes; includes provision of $7.9 million for operating losses during the phase-out period.

NOTE C PENDING MERGER (UNAUDITED)

     On November 22, 1998, the Company and Coltec Industries, Inc. ("Coltec"), a Pennsylvania company, entered into an Agreement and Plan of Merger ("Merger Agreement"). Under the terms of the Merger Agreement, upon consummation of the Merger, each share of Coltec common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.56 of a share of BFGoodrich common stock. The Merger will be accounted for as a pooling of interests, and as such, future consolidated financial statements will include Coltec's financial data as if Coltec had always been a part of BFGoodrich. The Merger is expected to close in early April of 1999.

     The unaudited pro forma combined financial data is presented for informational purposes only. They are not necessarily indicative of the results of operations or of the financial position which would have occurred had the Merger been completed during the periods or as of the date for which the pro forma data are presented. They are also not necessarily indicative of the Company's future results of operations or financial position. In particular, the Company expects to realize significant operating cost savings as a result of the Merger. No adjustment has been included in the pro forma combined financial data for these anticipated operating cost savings nor for the one-time merger and consolidation costs expected to be incurred upon consummation of the Merger.

     Pro forma per share amounts for the combined company are based on the Exchange Ratio of 0.56 of a share of BFGoodrich common stock for each share of Coltec common stock.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
                                                          (DOLLARS IN MILLIONS,
                                                        EXCEPT PER SHARE AMOUNTS)
Pro Forma Combined Statement of Income Data:
  Sales............................................  $5,454.9    $4,687.9    $4,005.5
  Income from continuing operations................     350.4       208.1       170.1
  Income from continuing operations per diluted
     common share..................................      3.08        1.86        1.57
  Weighted average number of common shares and
     assumed conversions (on a fully diluted basis)
     (millions)....................................     113.9       112.1       109.8

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Pro Forma Combined Balance Sheet Data:
  Total assets..............................................    $5,293.5
  Total shareholders' equity................................     1,299.3
  Book value per common share...............................       11.84

NOTE D OTHER ACQUISITIONS AND DISPOSITIONS

  Acquisitions

     On December 22, 1997, BFGoodrich completed a merger with Rohr, Inc. by exchanging 18,588,004 shares of BFGoodrich common stock for all of the common stock of Rohr (the term Company is used to refer to BFGoodrich including Rohr). Each share of Rohr common stock was exchanged for .7 of one share of BFGoodrich common stock.

     The merger was accounted for as a pooling of interests. Accordingly, all prior period Consolidated Financial Statements and notes thereto were restated to include the results of operations, financial position and cash flows of Rohr as though Rohr had always been a part of BFGoodrich.

     Prior to the merger, Rohr's fiscal year ended on July 31. For purposes of the combination, Rohr's financial results for its fiscal year ended July 31, 1997, were restated to the year ended December 31, 1997, to conform with BFGoodrich's calendar year end. Financial results for Rohr's fiscal years ended July 31, 1996 and earlier were not restated to conform to BFGoodrich's calendar year end. For periods prior to 1997, Rohr's fiscal years ended July 31 have been combined with BFGoodrich's calendar years ended December 31. As a result, Rohr's results of operations for the period August 1, 1996 to December 31, 1996 do not appear in the Consolidated Statement of Income and instead are recorded as a direct adjustment to equity. Rohr's revenues, expenses and net loss for this five-month period were $341.3 million, $359.3 million and $18.0 million, respectively. Included in expenses during this period was a $49.3 million pretax charge ($29.5 million after tax) relating to the McDonnell Douglas MD-90 program (see Note E).

     There were no transactions between BFGoodrich and Rohr prior to the combination. Certain reclassifications were made to Rohr's financial statements to conform to BFGoodrich's presentation.

     The Company recognized pretax merger-related costs of $105.0 million ($86.0 million after tax, or $1.15 per diluted share). Merger-related costs consisted primarily of costs of investment bankers, attorneys, accountants, financial printing, debt extinguishment and payments due under contractual employee arrangements. Of the $105.0 million, $28.0 million related to debt extinguishment costs ($16.7 million after tax, or $.22 per diluted share) which have been reported as an extraordinary item (see Note F). Of the $86.0 million after-tax merger-related costs above, $7.9 million was recorded by BFGoodrich and $78.1 million was recorded by Rohr.

     The following acquisitions were recorded using the purchase method of accounting. Their results of operations, which are not material, have been included in the Consolidated Financial Statements since their respective dates of acquisition.

     In March 1998, the Company acquired Freedom Chemical Company for approximately $378 million in cash. Freedom Chemical is a leading global manufacturer of specialty and fine chemicals that are sold to a variety of customers who use them to enhance the performance of their finished products. Freedom Chemical has leadership positions as a supplier of specialty chemical additives used in personal-care, food and beverage, pharmaceutical, textile, graphic arts, paints, colorants and coatings applications and as chemical intermediates. The Company also acquired a small textile manufacturer and a small manufacturer of energetic materials systems during 1998.

     During 1997, the Company acquired five businesses for cash consideration of $133.4 million in the aggregate, which includes $65.3 million of goodwill. One of the acquired businesses is a manufacturer of data acquisition systems for satellites and other aerospace applications. A second business manufactures diverse aerospace products for commercial and military applications. A third business is a manufacturer of dyes, chemical additives and durable press resins for the textiles industry. A fourth business manufactures thermoplastic polyurethanes and is located in the United Kingdom. The remaining acquisition is a small Performance Materials business.

     During 1996, the Company acquired five specialty chemicals businesses for cash consideration of $107.9 million, which included $80.0 million of goodwill. One of the businesses acquired is a European-based supplier of emulsions and polymers for use in paint and coatings for textiles, paper, graphic arts and industrial applications. Two of the acquisitions represented product lines consisting of water-borne acrylic resins and coatings and additives used in the graphic arts industry. The fourth acquisition consisted of water-based textile coatings product lines. The remaining acquisition was a small supplier of anti-static compounds.

  Dispositions

     During 1997, the Company completed the sale of its Engine Electrical Systems Division, which was part of the Sensors and Integrated Systems Group in the Aerospace Segment. The Company received cash proceeds of $72.5 million, which resulted in a pretax gain of $26.4 million ($16.4 million after tax) reported in Other income (expense) -- net.

NOTE E IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES

     The Aerostructures Group's fourth quarter special charge in 1998 of $10.5 million before tax ($6.5 million after tax, or $.09 per share), relates to costs associated with the closure of three facilities and an asset impairment charge. The charge includes $4.0 million for employee termination benefits; $1.8 million related to writing down the carrying value of the three facilities to their fair value less cost to sell and $4.7 million for an asset impairment related to an assembly-service facility in Hamburg, Germany.

     The employee termination benefits primarily represents severance payments that will be made to approximately 700 employees (approximately 600 wage and 100 salaried).

     The shutdowns, expected to be completed by the fourth quarter of 1999, will affect a composite bonding facility in Hagerstown, Maryland and two assembly sites in Heber Springs and Sheridan, Arkansas. Production work performed at these facilities will be absorbed by the Aerostructures Group's remaining facilities.

     The $1.8 million restructuring charge relates to the write-down of the Hagerstown, Heber Springs and Sheridan facilities to their fair value less cost to sell. The carrying amount of the assets related to these three facilities, net of machinery and equipment that will be transferred to other Aerostructures facilities, approximated $10.0 million at December 31, 1998. The effect of suspending depreciation on these assets will approximate $0.9 million annually.

     The $4.7 million impairment charge resulted from management's review of the business for possible disposition. The entire asset impairment charge related to tangible assets and was based on independent third party appraisals of the facility's fair value. The charge has been recorded in the restructuring costs and asset impairment line item within operating income.

     In 1997, the Company recognized a $35.2 million pretax charge ($21.0 million after tax, or $.28 per diluted share) to write off that portion of its contract investment in the McDonnell Douglas MD-90 aircraft program, including the costs it will be required to spend in the future to complete the contract, that the Company determined would not be recoverable from future MD-90 sales represented by firm aircraft orders. In addition, the Company recognized a $49.3 million pretax charge ($29.5 million after tax) in December 1996, related to the MD-90 program. This charge did not impact the income statement; rather, it was recognized as a direct adjustment to equity as a result of aligning Rohr's fiscal year with BFGoodrich's.

     In 1996, the Company recognized a $7.2 million pretax impairment charge on its Arkadelphia, Arkansas, facility. Also during 1996, the Company recognized a $4.0 million pretax charge for a voluntary early retirement program for eligible employees of the Performance Materials Segment.

NOTE F EXTRAORDINARY ITEMS

     During 1997, the Company incurred an extraordinary charge of $19.3 million (net of a $13.1 million income tax benefit), or $.25 per diluted share, to extinguish certain indebtedness previously held by Rohr. Costs incurred include debt premiums and other direct costs associated with the extinguishment of the related debt. The Company used a combination of existing cash funds and proceeds from new lower-cost long-term debt to extinguish the debt. Of the $19.3 million, $2.6 million (net of a $1.8 million income tax benefit) was incurred during the third quarter in connection with Rohr's 9.33 percent Senior Notes and 9.35 percent Senior Notes. The remaining $16.7 million (net of an $11.3 million income tax benefit) relates to debt extinguishment costs incurred in connection with the Rohr merger during the fourth quarter for refinancing Rohr's 11.625 percent Senior Notes, 9.25 percent Subordinated Debentures, 7.00 percent Convertible Subordinated Debentures and 7.75 percent Convertible Subordinated Notes.

NOTE G  EARNINGS PER SHARE

     The computation of basic and diluted earnings per share for income from continuing operations is as follows:

                                                           1998      1997      1996
                                                          ------    ------    ------
                                                             (IN MILLIONS, EXCEPT
                                                              PER SHARE AMOUNTS)
Numerator:
  Numerator for basic earnings per share-income from
     continuing operations..............................  $228.1    $113.2    $115.5
  Effect of dilutive securities:
  7.75% Convertible Notes...............................      --        .9       1.9
                                                          ------    ------    ------
     Numerator for diluted earnings per share--income
       from continuing operations available to common
       stockholders after assumed conversions...........  $228.1    $114.1    $117.4
                                                          ======    ======    ======
Denominator:
  Denominator for basic earnings per
     share--weighted-average shares.....................    73.7      71.0      66.6
  Effect of dilutive securities:
     Stock options and warrants.........................      .7       1.6       1.4
     Contingent shares..................................      .1        .7        .5
     7.75% Convertible Notes............................      .5       1.3       2.4
                                                          ------    ------    ------
  Dilutive potential common shares......................     1.3       3.6       4.3
                                                          ------    ------    ------
     Denominator for diluted earnings per
       share--adjusted weighted-average shares and
       assumed conversions..............................    75.0      74.6      70.9
                                                          ======    ======    ======
Per share income from continuing operations:
       Basic............................................  $ 3.09    $ 1.59    $ 1.74
                                                          ======    ======    ======
       Diluted..........................................  $ 3.04    $ 1.53    $ 1.65
                                                          ======    ======    ======

NOTE H  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consist of the following:

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
Amounts billed..............................................  $610.0    $490.6
Recoverable costs and accrued profit on units delivered but
  not billed................................................     7.9      10.0
Recoverable costs and accrued profit on progress completed
  but not billed............................................     0.5        --
Unrecovered costs and estimated profit subject to future
  negotiations..............................................    20.2      19.2
Notes and other receivables.................................    13.0      34.1
                                                              ------    ------
                                                              $651.6    $553.9
  Less allowance for doubtful accounts......................   (22.6)    (21.3)
                                                              ------    ------
     Total..................................................  $629.0    $532.6
                                                              ======    ======

     "Recoverable costs and accrued profit on units delivered but not billed" represents revenue recognized on contracts for amounts not billable to customers at the balance sheet date. This amount principally represents delayed payment terms along with escalation and repricing predicated upon deliveries and final payment after acceptance.

     "Recoverable costs and accrued profit on progress completed but not billed" represents revenue recognized on contracts based on the percentage-of-completion method of accounting and is anticipated to be billed and collected in accordance with contract terms.

     "Unrecovered costs and estimated profit subject to future negotiations" consists of contract tasks completed for which a final price has not been negotiated with the customer. Amounts in excess of agreed-upon contract prices are recognized when it is probable that the claim will result in additional contract revenue and the amounts can be reliably estimated. Included in this amount are estimated recoveries on constructive change claims related to government-imposed redefined acceptance criteria on the Grumman F-14 contract. Management believes that amounts reflected in the financial statements are reasonable estimates of the ultimate settlements.

NOTE I  INVENTORIES

     Inventories consist of the following:

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
FIFO or average cost (which approximates current costs):
  Finished products.........................................  $236.0    $173.4
  In process................................................   416.9     411.2
  Raw materials and supplies................................   189.8     161.4
                                                              ------    ------
                                                               842.7     746.0
Reserve to reduce certain inventories to LIFO basis.........   (54.1)    (57.5)
Progress payments and advances..............................   (16.1)    (35.9)
                                                              ------    ------
     Total..................................................  $772.5    $652.6
                                                              ======    ======

     At December 31, 1998 and 1997, approximately 28 percent and 27 percent, respectively, of inventory was valued by the LIFO method.

     In-process inventories as of December 31, 1998, which include significant deferred costs for long-term contracts accounted for under contract accounting, are summarized by contract as follows (in millions, except quantities which are number of aircraft):

                            AIRCRAFT ORDER STATUS(1)                  COMPANY ORDER STATUS
                          ----------------------------   ----------------------------------------------
                          DELIVERED    UN-       UN-                                (3)FIRM
                             TO       FILLED   FILLED    (2)CONTRACT               UN-FILLED   (5)YEAR
        CONTRACT          AIRLINES    ORDERS   OPTIONS    QUANTITY     DELIVERED    ORDERS     COMPLETE
        --------          ---------   ------   -------   -----------   ---------   ---------   --------
PW4000 for the A300/A310
  and MD-11(4)..........      287        10         9         325         303          19        2000
737-700.................      167       952     1,078       1,000         212         488        2002
717-200.................       --       115       100         300           1          54        2007
Others..................
In-process inventory
  related to long-term
  contracts.............
In-process inventory not
  related to long-term
  contracts.............
Balance at December 31,
  1998..................

                                  IN-PROCESS INVENTORY
                          ------------------------------------
                                     PRE-     EXCESS
                           PRO-      PRO-      OVER-
        CONTRACT          DUCTION   DUCTION   AVERAGE   TOTAL
        --------          -------   -------   -------   ------
PW4000 for the A300/A310
  and MD-11(4)..........  $ 10.7     $ 8.0    $ 26.0    $ 44.7
737-700.................     8.5        --       3.6      12.1
717-200.................    13.1      83.0      30.3     126.4
Others..................    71.6       5.3        .8      77.7
                          ------     -----    ------    ------
In-process inventory
  related to long-term
  contracts.............  $103.9     $96.3    $ 60.7     260.9
                          ======     =====    ======
In-process inventory not
  related to long-term
  contracts.............                                 156.0
                                                        ------
Balance at December 31,
  1998..................                                $416.9
                                                        ======

---------------

(1) Represents the aircraft order status as reported by Case and/or other sources the Company believes to be reliable for the related aircraft and engine option. The Company's orders frequently are less than the announced orders shown above.

(2) Represents the number of aircraft used to obtain average unit cost.

(3) Represents the number of aircraft for which the Company has firm unfilled orders.

(4) Contract quantity represents the lesser of those quantities assumed in original contract pricing or those quantities which the Company now expects to deliver in the periods assumed in original contract pricing.

(5) The year presented represents the year in which the final production units included in the contract quantity are expected to be delivered. The contract may continue in effect beyond this date.

     In-process inventories include significant deferred costs related to production, pre-production and excess-over-average costs for long-term contracts. The company has pre-production inventory of $83.0 million related to design and development costs on the 717-200 program through December 31, 1998. In addition, the Company has excess-over-average inventory of $30.3 million related to costs associated with the production of the flight test inventory and the first production units. The Company expects to spend approximately $4.0 million more for preproduction costs through mid-1999, the aircraft's scheduled Federal Aviation Administration ("FAA") certification date. If the contract is cancelled prior to FAA certification, the Company expects substantial recovery of these costs. If the aircraft is certified and actively marketed, the amount of these costs and initial production start-up costs recovered by the Company will depend upon the number of aircraft delivered.

     In 1993, the Company revised its contract with Pratt & Whitney on the PW4000 for A300/A310 and MD-11 programs. The revised contract provides that if Pratt & Whitney accepts delivery of less than 500 units from 1993 through 2003, an "equitable adjustment" will be made. Recent market projections on the PW4000 contract indicate that less than 500 units will be delivered. The Company has submitted a "request of equitable adjustment" to the customer and believes it will achieve a recovery such that there should not be a material adverse effect on the financial position, liquidity or results of operations of the Company. If the Company does not receive the equitable adjustment it believes it is entitled to, it is possible that there may be a material adverse effect on earnings in a given period. At December 31, 1998, the Company had $49.2 million of contract costs ($44.7 million of in-process and $4.5 million of finished products) in inventory for the PW4000 program.

NOTE J  FINANCING ARRANGEMENTS

     Short-Term Bank Debt At December 31, 1998, the Company had separate committed revolving credit agreements with certain banks providing for domestic lines of credit aggregating $300.0 million. Borrowings under these agreements can be for any period of time until the expiration date and bear interest, at the Company's option, at rates tied to the banks' certificate of deposit, Eurodollar or prime rates. The lines expire on June 30, 2000, unless extended by the banks at the request of the Company. Under the agreements, the Company is required to pay a facility fee of 12 basis points per annum on the total $300.0 million committed line. At December 31, 1998, no amounts were outstanding pursuant to these agreements.

     In addition, the Company had available formal foreign lines of credit and overdraft facilities, including a committed European revolver, of $100.2 million at December 31, 1998, of which $32.5 million was available.

     The Company also maintains uncommitted domestic money market facilities with various banks aggregating $380.0 million, of which $277.0 million of these lines were unused and available at December 31, 1998. Weighted-average interest rates on outstanding short-term borrowings were 5.2 percent and 6.4 percent at December 31, 1998 and 1997, respectively. Weighted-average interest rates on short-term borrowings were 5.6 percent, 5.0 percent and 5.9 percent during 1998, 1997 and 1996, respectively.

     Long-Term Debt At December 31, 1998 and 1997, long-term debt and capital lease obligations payable after one year consisted of:

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
9.625% Notes, maturing in 2001..............................  $175.0    $175.0
MTN notes payable...........................................   699.0     269.0
European revolver...........................................    26.8      25.5
IDRBs, maturing in 2023, 6.0%...............................    60.0      60.0
Other debt, maturing to 2015 (interest rates from 3.0% to
  11.625%)..................................................    28.0      26.8
                                                              ------    ------
                                                               988.8     556.3
Capital lease obligations (Note K)..........................     6.4       8.0
                                                              ------    ------
          Total.............................................  $995.2    $564.3
                                                              ======    ======

     MTN Notes Payable The Company has periodically issued long-term debt securities in the public markets through a medium term note program (referred to as the MTN program), which commenced in 1995. MTN notes outstanding at December 31, 1998, consist entirely of fixed-rate non-callable debt securities. In 1998, the Company issued $100.0 million of 6.45 percent MTN notes due in 2008, $130.0 million of 6.9 percent MTN notes due in 2018 and $200.0 million of 7.0 percent notes due in 2038, primarily for the financing of the Freedom Chemical acquisition (see Note D). During 1997, and in connection with the refinancing of Rohr's debt, the Company issued $150.0 million of 7.2 percent MTN notes, due in 2027. All other MTN notes outstanding were issued during 1995 and 1996, with interest rates ranging from 7.3 percent to 8.7 percent and maturity dates ranging from 2025 to 2046.

     European Revolver The Company has a $75.0 million committed multi-currency revolving credit facility with various international banks, expiring in the year 2003. The Company uses this facility for short and long-term, local currency financing to support the growth of its European operations. At December 31, 1998, the Company's long-term borrowings under this facility were $26.8 million denominated in Spanish pesetas at a floating rate that is tied to Spanish LIBOR (3.56 percent at December 31, 1998). The Company has effectively converted the $26.8 million long-term borrowing into fixed rate debt with an interest rate swap.

     IDRBs The industrial development revenue bonds maturing in 2023 were issued to finance the construction of a hangar facility in 1993. Property acquired through the issuance of these bonds secures the repayment of the bonds.

     Aggregate maturities of long-term debt, exclusive of capital lease obligations, during the five years subsequent to December 31, 1998, are as follows (in millions): 1999--$.8; 2000--$1.0; 2001--$202.6; 2002--$0.7 and
2003 -- $0.7.

     The Company's debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and the repurchase of the Company's capital stock. Under the most restrictive of these agreements, $863.3 million of income retained in the business and additional capital was free from such limitations at December 31, 1998.

NOTE K  LEASE COMMITMENTS

     The Company leases certain of its office and manufacturing facilities as well as machinery and equipment under various leasing arrangements. The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 1998:

                                                             CAPITAL     NONCANCELABLE
                                                             LEASES     OPERATING LEASES
                                                             -------    ----------------
                                                                    (IN MILLIONS)
1999.......................................................   $2.6           $ 32.7
2000.......................................................    2.1             28.7
2001.......................................................    1.8             23.2
2002.......................................................    1.5             17.6
2003.......................................................    1.0             12.8
Thereafter.................................................    1.4             20.6
                                                              ----           ------
Total minimum payments.....................................   10.4           $135.6
                                                                             ======
Amounts representing interest..............................   (2.0)
                                                              ----
Present value of net minimum lease payments................    8.4
Current portion of capital lease obligations...............   (2.0)
                                                              ----
          Total............................................   $6.4
                                                              ====

     Net rent expense from continuing operations consisted of the following:

                                                             1998     1997     1996
                                                             -----    -----    -----
                                                                  (IN MILLIONS)
Minimum rentals............................................  $36.8    $28.2    $26.0
Contingent rentals.........................................     .3      3.9      2.9
Sublease rentals...........................................    (.1)     (.1)     (.1)
                                                             -----    -----    -----
          Total............................................  $37.0    $32.0    $28.8
                                                             =====    =====    =====

NOTE L  PENSIONS AND POSTRETIREMENT BENEFITS

     The Company has several noncontributory defined benefit pension plans covering substantially all employees. Plans covering salaried employees generally provide benefit payments using a formula that is based on an employee's compensation and length of service. Plans covering hourly employees generally provide benefit payments of stated amounts for each year of service.

     The Company also sponsors several unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

     The Company's general funding policy for pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. The Company's qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 1998 and 1997. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate. At December 31, 1998, the pension plans held 2.9 million shares of the Company's common stock with a fair value of $99.8 million.

     Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

     The following table sets forth the status of the Company's funded defined benefit pension plans and unfunded defined benefit postretirement plans as of December 31, 1998 and 1997, and the amounts recorded in the Consolidated Balance Sheet at these dates. This table excludes accrued pension costs for unfunded, non-qualified pension plans of $37.2 million in 1998 and $73.2 million in 1997, and the related projected benefit obligations of $48.0 million in 1998 and $82.2 million in 1997.

                                                     PENSION BENEFITS        OTHER BENEFITS
                                                   --------------------    ------------------
                                                     1998        1997       1998       1997
                                                   --------    --------    -------    -------
                                                                 (IN MILLIONS)
CHANGE IN PROJECTED BENEFIT OBLIGATIONS
  Projected benefit obligation at beginning of
     year........................................  $1,251.9    $1,146.8    $ 326.9    $ 312.4
  Service cost...................................      22.4        19.8        2.8        2.2
  Interest cost..................................      89.6        90.3       21.5       23.7
  Amendments.....................................       2.1        (1.4)        --         --
  Actuarial (gains) losses.......................      36.9        98.4       (1.2)      15.9
  Acquisitions...................................       4.6          --        3.3         --
  Benefits paid..................................     (97.5)     (102.0)     (28.9)     (27.3)
                                                   --------    --------    -------    -------
  Projected benefit obligation at end of year....  $1,310.0    $1,251.9    $ 324.4    $ 326.9
                                                   --------    --------    -------    -------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year   $1,263.1    $1,121.8    $    --    $    --
  Actual return on plan assets...................     168.1       178.9         --         --
  Acquisitions...................................       4.6          --         --         --
  Company contributions..........................      25.4        64.4       28.9       27.3
  Benefits paid..................................     (97.5)     (102.0)     (28.9)     (27.3)
                                                   --------    --------    -------    -------
  Fair value of plan assets at end of year.......  $1,363.7    $1,263.1    $    --    $    --
                                                   --------    --------    -------    -------
FUNDED STATUS (UNDERFUNDED)
  Funded status..................................  $   53.7    $   11.2    $(324.4)   $(326.9)
  Unrecognized net actuarial loss................      67.5       101.6      (37.9)     (36.6)
  Unrecognized prior service cost................      36.0        40.0       (5.8)      (6.3)
  Unrecognized net transition obligation.........       9.5         9.6         --         --
                                                   --------    --------    -------    -------
  Prepaid (accrued) benefit cost.................  $  166.7    $  162.4    $(368.1)   $(369.8)
                                                   ========    ========    =======    =======
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL
  POSITION CONSIST OF:
  Prepaid benefit cost...........................  $  166.7    $  163.6    $    --    $    --
  Accrued benefit liability......................        --        (1.2)    (368.1)    (369.8)
                                                   --------    --------    -------    -------
  Net amount recognized..........................  $  166.7    $  162.4    $(368.1)   $(369.8)
                                                   ========    ========    =======    =======
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
  Discount rate..................................       7.0%       7.25%      7.00%      7.25%
  Expected return on plan assets.................       9.0%        9.0%        --         --
  Rate of compensation increase..................       3.5%        3.5%        --         --

     For measurement purposes, a 6.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.75 percent for 2002 and remain at that level thereafter.

                                              PENSION BENEFITS             OTHER BENEFITS
                                          -------------------------    -----------------------
                                           1998      1997     1996     1998     1997     1996
                                          -------    -----    -----    -----    -----    -----
                                                             (IN MILLIONS)
COMPONENTS OF NET PERIODIC BENEFIT COST:
  Service cost..........................  $  22.4    $19.8    $23.8    $ 2.8    $ 2.2    $ 2.4
  Interest cost.........................     89.6     90.3     82.9     21.5     23.7     22.7
  Expected return on plan assets........   (102.6)   (96.4)   (85.6)      --       --       --
  Amortization of prior service cost....      5.9      6.3      5.4     (0.5)    (0.5)    (0.6)
  Amortization of transition
     obligation.........................      0.1      0.1      0.5       --       --       --
  Recognized net actuarial (gain)
     loss...............................      5.4      5.1      5.7     (1.3)    (1.0)    (1.7)
                                          -------    -----    -----    -----    -----    -----
  Benefit cost..........................     20.8     25.2     32.7     22.5     24.4     22.8
  Curtailment (gain)/loss...............       --      5.4       --       --     (2.5)      --
                                          -------    -----    -----    -----    -----    -----
                                          $  20.8    $30.6    $32.7    $22.5    $21.9    $22.8
                                          =======    =====    =====    =====    =====    =====

     The table below quantifies the impact of a one percentage point change in the assumed health care cost trend rate.

                                               1 PERCENTAGE POINT    1 PERCENTAGE POINT
                                                    INCREASE              DECREASE
                                               ------------------    ------------------
Effect on total of service and interest cost
  components in 1998.........................    $ 1.5 million         $ 1.3 million
Effect on postretirement benefit obligation
  as of December 31, 1998....................    $18.2 million         $15.9 million

     The Company also maintains voluntary retirement savings plans for U.S. salaried and wage employees. Under provisions of these plans, eligible employees can receive Company matching contributions on up to the first 6 percent of their eligible earnings. The Company generally matches 1 dollar for each 1 dollar of employee contributions invested in BFGoodrich common stock, and 50 cents for each dollar of eligible employee contributions invested in other available investment options (up to 6 percent of eligible earnings). For 1998, 1997 and 1996, Company contributions amounted to $16.5 million, $15.3 million and $15.9 million, respectively.

     In addition, the Company contributed $10.1 million, $8.9 million and $12.4 million in 1998, 1997 and 1996, respectively, under other defined contribution plans for employees not covered under the aforementioned defined benefit pension and voluntary retirement savings plans. Contributions are determined based on various percentages of eligible earnings and a profit sharing formula.

NOTE M  INCOME TAXES

     Income from continuing operations before income taxes and Trust distributions as shown in the Consolidated Statement of Income consists of the following:

                                                     1998       1997      1996
                                                   --------    ------    ------
                                                          (IN MILLIONS)
Domestic.........................................  $  361.3    $199.9    $167.1
Foreign..........................................      23.6      17.9      27.3
                                                   --------    ------    ------
          Total..................................  $  384.9    $217.8    $194.4
                                                   ========    ======    ======

     A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:

                                                     1998       1997      1996
                                                    -------    ------    ------
                                                           (IN MILLIONS)
Current:
  Federal.........................................  $ (89.8)   $(52.2)   $(25.8)
  Foreign.........................................    (10.1)     (5.8)     (9.0)
  State...........................................    (18.6)     (2.9)     (4.6)
                                                    -------    ------    ------
                                                     (118.5)    (60.9)    (39.4)
                                                    -------    ------    ------
Deferred:
  Federal.........................................    (27.4)    (31.3)    (27.6)
  Foreign.........................................     (1.0)     (1.3)       .8
  State...........................................       .6       (.6)     (2.2)
                                                    -------    ------    ------
                                                      (27.8)    (33.2)    (29.0)
                                                    -------    ------    ------
          Total...................................  $(146.3)   $(94.1)   $(68.4)
                                                    =======    ======    ======

     Significant components of deferred income tax assets and liabilities at December 31, 1998 and 1997, are as follows:

                                                              1998      1997
                                                             ------    ------
                                                              (IN MILLIONS)
Deferred income tax assets:
  Accrual for postretirement benefits other than
     pensions..............................................  $128.8    $127.8
  Inventories..............................................    30.7      64.2
  Other nondeductible accruals.............................    62.7      59.3
  Tax credit and net operating loss carryovers.............    91.8      95.6
  Other....................................................    51.8      44.4
                                                             ------    ------
          Total deferred income tax assets.................   365.8     391.3
                                                             ------    ------
Deferred income tax liabilities:
  Tax over book depreciation...............................   (90.8)    (72.3)
  Tax over book intangible amortization....................   (40.3)    (17.2)
  Pensions.................................................   (41.0)    (47.7)
  Other....................................................   (11.9)    (35.7)
                                                             ------    ------
          Total deferred income tax liabilities............  (184.0)   (172.9)
                                                             ------    ------
  Net deferred income taxes................................  $181.8    $218.4
                                                             ======    ======

     Management has determined, based on the Company's history of prior earnings and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. In particular, the turnaround of the largest deferred tax asset related to accounting for postretirement benefits other than pensions will occur over an extended period of time and, as a result, will be realized for tax purposes over those future periods and beyond. The tax credit and net operating loss carryovers, principally relating to Rohr, are primarily comprised of federal net operating loss carryovers of $220.0 million which expire in the years 2005 through 2013, and investment tax credit and other credits of $15.1 million which expire in the years 2003 through 2014. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future, given the Company's operating history.

     The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

                                                               PERCENT OF PRETAX INCOME
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Statutory federal income tax rate...........................   35.0%     35.0%     35.0%
Corporate-owned life insurance investments..................    (.2)       --      (1.0)
Amortization of nondeductible goodwill......................    1.3        .9       1.0
Difference in rates on consolidated foreign subsidiaries....     .7       (.1)      (.4)
State and local taxes, net of federal benefit...............    3.0       1.3       2.5
Tax exempt income from foreign sales corporation............   (1.6)     (3.3)      (.1)
QUIPS distributions.........................................    (.8)     (1.7)     (1.9)
Nondeductible merger-related costs..........................     --       9.2        --
Other items.................................................     .6       1.9        .1
                                                               ----      ----      ----
Effective income tax rate...................................   38.0%     43.2%     35.2%
                                                               ====      ====      ====

     The Company has not provided for U.S. federal and foreign withholding taxes on $133.7 million of foreign subsidiaries' undistributed earnings as of December 31, 1998, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $6.4 million.

NOTE N  BUSINESS SEGMENT INFORMATION

     The Company's operations are classified into two reportable business segments: BFGoodrich Aerospace ("Aerospace") and BFGoodrich Performance Materials ("Performance Materials"). The Company's two reportable business segments are managed separately based on fundamental differences in their operations.

     Aerospace consists of four business groups: Aerostructures; Landing Systems; Sensors and Integrated Systems; and Maintenance, Repair and Overhaul. They serve commercial, military, regional, business and general aviation markets. Aerospace's major products are aircraft engine nacelle and pylon systems; aircraft landing gear and wheels and brakes; sensors and sensor-based systems; fuel measurement and management systems; aircraft evacuation slides and rafts; ice protection systems, and collision warning systems. Aerospace also provides maintenance, repair and overhaul services on commercial airframes and components.

     Performance Materials consists of three business groups: Textile and Industrial Coatings, Polymer Additives and Specialty Plastics, and Consumer Specialties. They serve various markets such as personal-care, pharmaceuticals, printing, textiles, industrial, construction and automotive. Performance Materials' major products are thermoplastic polyurethane; high-heat-resistant plastics; synthetic thickeners and emulsifiers; polymer emulsions, resins and additives, and textile thickeners, binders, emulsions and compounds.

     The Company's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Aerospace's products and services and Performance Materials' products are principally sold to customers in North America and Europe.

     Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment. Corporate includes general corporate administrative costs and Advanced Technology Group research expenses.

     The Company evaluates performance and allocates resources based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales.

                                                         1998        1997        1996
                                                       --------    --------    --------
                                                                (IN MILLIONS)
SALES
  Aerospace..........................................  $2,755.2    $2,468.3    $2,021.4
  Performance Materials..............................   1,195.6       904.7       824.4
                                                       --------    --------    --------
          Total Sales................................  $3,950.8    $3,373.0    $2,845.8
                                                       ========    ========    ========
OPERATING INCOME
  Aerospace..........................................  $  386.4    $  260.3    $  253.6
  Performance Materials..............................     145.8       128.2       109.5
                                                       --------    --------    --------
                                                          532.2       388.5       363.1
  Corporate General and Administrative Expenses(2)...     (55.4)     (138.4)      (52.8)
                                                       --------    --------    --------
          Total Operating Income.....................  $  476.8    $  250.1    $  310.3
                                                       ========    ========    ========
ASSETS
  Aerospace..........................................  $2,372.5    $2,347.0    $2,169.2
  Performance Materials..............................   1,369.5       877.3       784.6
  Corporate..........................................     450.6       269.6       626.0
                                                       --------    --------    --------
          Total Assets...............................  $4,192.6    $3,493.9    $3,579.8
                                                       ========    ========    ========
CAPITAL EXPENDITURES
  Aerospace..........................................  $  134.1    $   81.9    $   64.6
  Performance Materials..............................      70.6        73.2        97.5
  Corporate..........................................       3.8         4.8        35.0
                                                       --------    --------    --------
          Total Capital Expenditures.................  $  208.5    $  159.9    $  197.1
                                                       ========    ========    ========
DEPRECIATION AND AMORTIZATION EXPENSE
  Aerospace..........................................  $   87.3    $   82.6    $   79.3
  Performance Materials..............................      75.3        48.2        39.0
  Corporate..........................................       2.8         8.0        21.5
                                                       --------    --------    --------
          Total Depreciation and Amortization........  $  165.4    $  138.8    $  139.8
                                                       ========    ========    ========
GEOGRAPHIC AREAS
  NET SALES
     United States...................................  $2,631.7    $2,307.8    $1,989.7
     Europe(1).......................................     843.8       723.7       525.2
     Other Foreign...................................     475.3       341.5       330.9
                                                       --------    --------    --------
          Total......................................  $3,950.8    $3,373.0    $2,845.8
                                                       ========    ========    ========
  PROPERTY
     United States...................................  $1,104.8    $  947.3    $1,015.1
     Europe..........................................     148.3       116.5       108.3
     Other Foreign...................................       2.8         1.3        18.6
                                                       --------    --------    --------
          Total......................................  $1,255.9    $1,065.1    $1,142.0
                                                       ========    ========    ========

---------------

(1) European sales in 1998, 1997 and 1996 included $262.3 million, $418.9 million and $248.5 million, respectively, of sales to customers in France. Sales were allocated to geographic areas based on where the product was shipped to.
(2) Corporate general and administrative expenses in 1997 include merger costs of $77.0 million.

     In 1998, 1997 and 1996, sales to Boeing, solely by the Aerospace Segment, totaled 14 percent, 14 percent and 13 percent, respectively, of consolidated sales. Sales to Boeing include sales to McDonnell Douglas which merged with Boeing in 1997.

NOTE O  PUBLIC OFFERING OF SUBSIDIARY STOCK

     In May 1997, the Company's subsidiary, DTM Corporation ("DTM"), issued 2,852,191 shares of its authorized but previously unissued common stock in an initial public offering ("IPO"). As a result of the IPO, the Company's interest declined from approximately 92 percent to approximately 50 percent (the Company did not sell any of its interest in the IPO). The Company recognized a pretax gain of $13.7 million ($8.0 million after tax) in accordance with the SEC's Staff Accounting Bulletin 84.

     In February 1999, the Company sold its remaining interest in DTM for approximately $3.5 million. The Company's net investment in DTM approximated $0.5 million at December 31, 1998. The gain will be recorded within Other Income (Expense) during the first quarter of 1999.

NOTE P  SUPPLEMENTAL BALANCE SHEET INFORMATION

                                              BALANCE      CHARGED                                BALANCE
                                             BEGINNING    TO COSTS                                 AT END
                                              OF YEAR    AND EXPENSE   OTHER     DEDUCTIONS (1)   OF YEAR
                                             ---------   -----------   -----     --------------   --------
       ACCOUNTS RECEIVABLE ALLOWANCE                             (DOLLARS IN MILLIONS)

Year ended December 31, 1998...............    $21.3        $ 5.8      $  .9(2)      $ (5.4)       $22.6

Year ended December 31, 1997...............     26.2         15.6         .7(2)
                                                                        (2.1)(3)      (19.1)        21.3

Year ended December 31, 1996...............     24.7          6.0        2.9(2)        (7.4)        26.2

---------------

(1) Write-off of doubtful accounts, net of recoveries

(2) Allowance related to acquisitions

(3) Allowance related to operations that were sold

                                                                1998         1997
                                                              ---------    ---------
                                                                  (IN MILLIONS)
PROPERTY
Land........................................................  $    50.2    $    41.8
Buildings and improvements..................................      666.0        632.9
Machinery and equipment.....................................    1,417.2      1,215.7
Construction in progress....................................      164.7        125.0
                                                              ---------    ---------
                                                              $ 2,298.1    $ 2,015.4
Less allowances for depreciation and amortization...........   (1,042.2)      (950.3)
                                                              ---------    ---------
          Total.............................................  $ 1,255.9    $ 1,065.1
                                                              =========    =========

     Property includes assets acquired under capital leases, principally buildings and machinery and equipment, of $17.0 million and $33.4 million at December 31, 1998 and 1997, respectively. Related allowances for depreciation and amortization are $5.4 million and $15.5 million, respectively. Interest costs capitalized from continuing operations were $3.5 million in 1998, $5.3 million in 1997 and $6.3 million in 1996. Amounts charged to expense for depreciation and amortization from continuing operations during 1998, 1997 and 1996 were $128.0 million, $111.3 million and $101.2 million, respectively.

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
GOODWILL
Accumulated amortization....................................  $100.2    $ 71.4
                                                              ======    ======
IDENTIFIABLE INTANGIBLE ASSETS
Accumulated amortization....................................  $ 29.3    $ 26.0
                                                              ======    ======

     Amortization of goodwill and identifiable intangible assets from continuing operations was $37.4 million, $22.2 million and $20.1 million in 1998, 1997 and 1996, respectively.

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
ACCRUED EXPENSES
Wages, vacations, pensions and other employment costs.......  $149.4    $164.9
Postretirement benefits other than pensions.................    30.0      26.1
Taxes, other than federal and foreign taxes on income.......    53.7      42.3
Accrued environmental liabilities...........................    18.8      18.0
Accrued interest............................................    34.9      27.0
Other.......................................................   133.3     133.0
                                                              ------    ------
          Total.............................................  $420.1    $411.3
                                                              ======    ======

     FAIR VALUES OF FINANCIAL INSTRUMENTS The Company's accounting policies with respect to financial instruments are described in Note A.

     The carrying amounts of the Company's significant on balance sheet financial instruments approximate their respective fair values at December 31, 1998 and 1997, except for the Company's long-term debt.

                                                                1998       1997
                                                              --------    ------
                                                                (IN MILLIONS)
Long-term debt (including current portion)
  Carrying Amount...........................................  $  998.0    $567.5
  Fair Value................................................  $1,183.5    $605.6

     Off balance sheet derivative financial instruments at December 31, 1998 and 1997, held for purposes other than trading, were as follows:

                                                 1998                        1997
                                       ------------------------    ------------------------
                                          CONTRACT/       FAIR        CONTRACT/       FAIR
                                       NOTIONAL AMOUNT    VALUE    NOTIONAL AMOUNT    VALUE
                                       ---------------    -----    ---------------    -----
                                                          (IN MILLIONS)
Interest rate swaps..................       $26.8         $(2.1)        $25.5         $(1.3)
Foreign currency forward contracts...         4.2            --          12.2           (.1)
Foreign currency swap agreements.....          --            --            .7            --

     At December 31, 1998, the Company had one interest rate swap agreement, wherein the Company pays a fixed rate of interest and receives a LIBOR-based floating rate.

     Foreign currency forward contracts mature over the next two months coincident with the anticipated settlement of accounts receivable and accounts payable in Europe. No additional cash requirements are necessary with respect to outstanding agreements.

     The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

                                                             1998      1997      1996
                                                            ------    ------    ------
                                                                  (IN MILLIONS)
ACCUMULATED OTHER COMPREHENSIVE INCOME
Unrealized foreign currency translation...................  $  4.2    $ (1.7)   $  5.9
Minimum pension liability.................................    (0.6)     (1.8)    (26.4)
                                                            ------    ------    ------
          Total...........................................  $  3.6    $ (3.5)   $(20.5)
                                                            ======    ======    ======

NOTE Q  SUPPLEMENTAL CASH FLOW INFORMATION

     The following tables set forth non-cash financing and investing activities and other cash flow information.

     Acquisitions accounted for under the purchase method are summarized as follows:

                                                          1998       1997       1996
                                                         -------    -------    -------
                                                                 (IN MILLIONS)
Estimated fair value of tangible assets acquired.......  $ 232.0    $  70.1    $  46.4
Goodwill and identifiable intangible assets acquired...    315.4       75.8       81.7
Cash paid..............................................   (427.2)    (133.4)    (107.9)
                                                         -------    -------    -------
Liabilities assumed or created.........................  $ 120.2    $  12.5    $  20.2
                                                         =======    =======    =======
Liabilities disposed of in connection with sales of
  businesses...........................................  $    --    $  44.2    $   1.5
Assets acquired in connection with sale of business....       --         --       27.6
Interest paid (net of amount capitalized)..............     68.0       81.5       88.6
Income taxes paid......................................     27.6      145.9       34.8
Contribution of common stock to pension trust..........       --         --       30.0
Exchange of 7.75% Convertible Notes....................       --       (1.3)     (37.8)
Change in equity due to exchange of 7.75% Convertible
  Notes................................................       --        1.5       43.1

NOTE R  PREFERRED STOCK

     There are 10,000,000 authorized shares of Series Preferred Stock -- $1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 1998, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

     Cumulative Participating Preferred Stock -- Series F The Company has 200,000 shares of Junior Participating Preferred Stock-Series F -- $1 par value authorized at December 31, 1998. Series F shares have preferential voting, dividend and liquidation rights over the Company's common stock. At December 31, 1998, no Series F shares were issued or outstanding and 81,812 shares were reserved for issuance.

     On August 2, 1997, the Company made a dividend distribution of one Preferred Share Purchase Right ("Right") on each share of the Company's common stock. These Rights replace previous shareholder rights which expired on August 2, 1997. Each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-thousandth of a share of Series F Stock at a price of $200 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of the Company's common stock.

     The Rights are not exercisable or transferable apart from the common stock until an Acquiring Person, as defined in the Rights Agreement without the prior consent of the Company's Board of Directors, acquires 20 percent or more of the voting power of the Company's common stock or announces a tender offer that would result in 20 percent ownership. The Company is entitled to redeem the Rights at 1 cent per Right any time before a 20 percent position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20 percent of the Company's common stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of Series F Stock having a market value of twice the Right's exercise price.

     Holders of the Right are entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20 percent or more of the Company's voting power, the Company is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or the Company sells 50 percent or more of its assets or earnings power to another person. The Rights expire on August 2, 2007.

NOTE S  COMMON STOCK

     During 1998, 1997 and 1996, 1,031,870; 826,388 and 600,057 shares, respectively, of authorized but unissued shares of common stock were issued under the Stock Option Plan and other employee stock ownership plans.

     On December 22, 1997, 18,588,004 shares of common stock were issued in connection with the merger with Rohr (see Note D). During 1998, 1,235,051 shares of authorized but previously unissued shares of common stock were issued upon conversion of Rohr debentures that were extinguished in late 1997.

     During 1996, 754,717 shares ($30.0 million) of authorized but previously unissued shares of common stock were issued and contributed to the Company's defined benefit wage and salary pension plans. In addition, 2,006,868 shares ($48.0 million) of common stock related to Rohr's pension plans were contributed during the period between August 1 and December 31, 1996 and, as a result, are included in equity as part of the adjustment to conform Rohr's fiscal year.

     The Company acquired 627,539; 53,137 and 52,949 shares of treasury stock in 1998, 1997 and 1996, respectively, and reissued none in 1998; 5,000 in 1997 and 22,500 shares in 1996, in connection with the Stock Option Plan and other employee stock ownership plans. In 1998, 1997 and 1996, 15,333; 19,900 and 60,400 shares, respectively, of common stock previously awarded to employees were forfeited and restored to treasury stock.

     As of December 31, 1998, there were 5,598,814 shares reserved for future issuance under the Stock Option Plan.

NOTE T  PREFERRED SECURITIES OF TRUST

     On July 6, 1995, BFGoodrich Capital, a wholly owned Delaware statutory business trust (the "Trust") which is consolidated by the Company, received $122.5 million, net of the underwriting commission, from the issuance of 8.3 percent Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS"). The Trust invested the proceeds in 8.3 percent Junior Subordinated Debentures, Series A, due 2025 ("Junior Subordinated Debentures") issued by the Company, which represent approximately 97 percent of the total assets of the Trust. The Company used the proceeds from the Junior Subordinated Debentures primarily to redeem all of the outstanding shares of the $3.50 Cumulative Convertible Preferred Stock, Series D.

     The QUIPS have a liquidation value of $25 per Preferred Security, mature in 2025 and are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures. The Company has the option at any time on or after July 6, 2000, to redeem, in whole or in part, the Junior Subordinated Debentures with the proceeds from the issuance and sale of the Company's common stock within two years preceding the date fixed for redemption.

     The Company has unconditionally guaranteed all distributions required to be made by the Trust, but only to the extent the Trust has funds legally available for such distributions. The only source of funds for the Trust to make distributions to preferred security holders is the payment by the Company of interest on the Junior

Subordinated Debentures. The Company has the right to defer such interest payments for up to five years. If the Company defers any interest payments, the Company may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid to the Trust.

NOTE U  STOCK OPTION PLAN

     At December 31, 1998, the Company had stock-based compensation plans described below that include the pre-merger plans of Rohr. Effective with the merger, outstanding Rohr options were assumed by the Company and converted to fully-vested options to purchase BFGoodrich common stock at a ratio of .7 of one share of BFGoodrich common stock for each Rohr option and at an appropriately revised exercise price.

     The Stock Option Plan, which will expire on April 5, 2001, unless renewed, provides for the awarding of or the granting of options to purchase 3,200,000 shares of common stock of the Company. Generally, options granted are exercisable at the rate of 35 percent after one year, 70 percent after two years and 100 percent after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100 percent of market value (as defined) on the date of grant.

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                      1998      1997      1996
                                                     ------    ------    ------
Risk-Free Interest Rate (%)......................      4.68      5.75      5.39
Dividend Yield (%)...............................      2.8       2.7       2.5
Volatility Factor (%)............................     31.0      16.2      19.0
Weighted Average Expected Life of the Options
  (years)........................................      4.7       5.2       5.0

     The assumptions used were comparable for BFGoodrich's and Rohr's stock options, except that for the Rohr options, the dividend yield assumption was zero and the volatility factor was 43.8 percent in 1997 and 43.1 percent in 1996. The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair values of stock options granted during 1998, 1997 and 1996 were $10.62, $7.59 and $7.28, respectively.

     For purposes of the pro forma disclosures required by SFAS 123, the estimated fair value of the options is amortized to expense over the options' vesting period. In addition, the grant-date fair value of performance shares (discussed below) is amortized to expense over the three-year plan cycle without adjustments for subsequent changes in the market price of the Company's common stock. The Company's pro forma information is as follows:

                                                     1998           1997           1996
                                                  -----------    -----------    -----------
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net income:
  As reported...................................    $226.5         $178.2         $173.9
  Pro forma.....................................     221.3          170.6          172.8
Earnings per share:
  Basic
     As reported................................    $  3.07        $  2.51        $  2.61
     Pro forma..................................       3.00           2.40           2.59
  Diluted
     As reported................................    $  3.02        $  2.41        $  2.48
     Pro forma..................................       2.95           2.30           2.45

     The pro forma effect on net income for 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. In addition, the pro forma effect on net income in 1997 is not representative of the pro forma effect on net income in future years because 1997 includes $4.5 million of after-tax compensation expense related to the Rohr options which became fully vested upon the consummation of the merger with Rohr.

     A summary of the Company's stock option activity and related information follows:

            YEAR ENDED DECEMBER 31, 1998                          WEIGHTED-AVERAGE
               (OPTIONS IN THOUSANDS)                  OPTIONS     EXERCISE PRICE
            ----------------------------               -------    ----------------
Outstanding at beginning of year.....................  4,018.0         $29.25
Granted..............................................    990.7          41.92
Exercised............................................   (871.6)         28.56
Forfeited............................................    (80.2)         35.46
Expired..............................................     (2.1)         38.04
                                                       -------
Outstanding at end of year...........................  4,054.8          32.27
                                                       =======

            YEAR ENDED DECEMBER 31, 1997                          WEIGHTED-AVERAGE
               (OPTIONS IN THOUSANDS)                 OPTIONS      EXERCISE PRICE
            ----------------------------              --------    ----------------
Outstanding at beginning of year....................   4,943.8         $25.16
Granted.............................................     846.7          40.51
Exercised...........................................  (1,661.1)         22.44
Forfeited...........................................     (97.1)         33.96
Expired.............................................     (14.3)         43.64
                                                      --------
Outstanding at end of year..........................   4,018.0          29.25
                                                      ========

            YEAR ENDED DECEMBER 31, 1996                          WEIGHTED-AVERAGE
               (OPTIONS IN THOUSANDS)                  OPTIONS     EXERCISE PRICE
            ----------------------------               -------    ----------------
Outstanding at beginning of year.....................  4,212.6         $22.96
Granted..............................................  1,612.2          28.85
Exercised............................................   (842.4)         21.33
Forfeited............................................    (96.4)         26.64
Expired..............................................    (54.2)         39.24
                                                       -------
Outstanding at end of year...........................  4,831.8          24.96
                                                       =======

     The number of options outstanding at the end of 1996 does not agree with the beginning amount for 1997 due to option activity for Rohr during the five-month period ended December 31, 1996, not reflected in the 1996 activity above.

     The following table summarizes information about the Company's stock options outstanding at December 31, 1998:

                                                                                  WEIGHTED-
                                       OPTIONS        OPTIONS       WEIGHTED-      AVERAGE
                                     OUTSTANDING    EXERCISEABLE     AVERAGE      REMAINING
               GRANT                     (IN            (IN         EXERCISE     CONTRACTUAL
               DATE                  THOUSANDS)      THOUSANDS)       PRICE      LIFE (YEARS)
               -----                 -----------    ------------    ---------    ------------
1998...............................      943.3          217.6        $41.94          9.0
1997...............................      741.2          490.5         40.58          8.2
1996...............................      735.3          611.6         33.66          7.1
1995...............................      753.1          753.1         21.58          6.2
1994...............................      161.5          161.5         18.26          5.1
All other..........................      720.4          720.5         23.95          2.5
                                       -------        -------
          Total....................    4,054.8        2,954.8
                                       =======        =======

Stock options in the "All other" category were outstanding at prices ranging from $15.00 to $45.18.

     During 1998, 1997 and 1996, restricted stock awards for 500; 9,761 and 26,103 shares, respectively, were made under the Stock Option Plan. During 1998, 1997 and 1996, stock awards for 4,977; 5,500 and 25,400 restricted shares, respectively, were forfeited. Restricted stock awards may be subject to conditions established by the Board of Directors. Under the terms of the restricted stock awards, the granted stock vests three years after the award date. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the three-year period. In 1998, 1997 and 1996, $0.1 million, $1.8 million and $1.9 million, respectively, were charged to expense for restricted stock awards.

     The Stock Option Plan also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on the long-term performance of the Company. In 1995, the Compensation Committee of the Board of Directors awarded 566,200 shares and established performance objectives that are based on attainment of an average return on equity over the three-year plan cycle ending in 1997. Since the company exceeded all of the performance objectives established in 1995, an additional 159,445 shares were awarded to those key executives in 1998. In 1997 and 1996, 5,000 and 14,560 performance shares, respectively were granted to certain key executives that commenced employment during those years. During 1998, 1997 and 1996, 10,356; 14,400 and 35,000 performance shares, respectively, were forfeited.

     Prior to 1998, the market value of performance shares awarded under the plan was recorded as unearned restricted stock. In 1998, the Company changed the plan to a phantom performance share plan and issued 207,800 phantom performance shares. Under this plan, compensation expense is recorded based on the extent performance objectives are expected to be met. In 1998, 1997 and 1996, $1.7 million, $14.3 million and $8.3 million, respectively, were charged to expense for performance shares. If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 1998, 1997 and 1996 would have been $45.47, $41.44 and $38.54 per share, respectively.

NOTE V  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have numerous purchase commitments for materials, supplies and energy incident to the ordinary course of business.

     There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability and environmental matters, which seek remedies or damages. The Company believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on the Company's consolidated financial position or results of operations. The Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when realized.

     At December 31, 1998, the Company was a party to various obligations assumed or issued by others, including guarantees of debt and lease obligations, principally relating to businesses previously disposed. The aggregate contingent liability, should the various third parties fail to perform, is approximately $35.1 million. The Company has not previously been required to assume any responsibility for these financial obligations as a result of defaults and is not currently aware of any existing conditions which would cause a financial loss. As a result, the Company believes that risk of loss relative to these contingent obligations is remote.

     The Company and its subsidiaries are generators of both hazardous and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency ("EPA") in connection with approximately 43 sites, most of which related to businesses previously discontinued. The Company believes it may have continuing liability with respect to not more than 19 sites.

     The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. The Company believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings or competitive position. The Company's environmental engineers and consultants review and monitor past and existing operating sites. This process includes investigation of National Priority List sites, where the Company is considered a PRP, review of remediation methods and negotiation with other PRPs and governmental agencies.

     At December 31, 1998, the Company has recorded in Accrued Expenses and in Other Non-current Liabilities a total of $57.4 million to cover future environmental expenditures, principally for remediation of the aforementioned sites and other environmental matters.

     The Company believes that it has adequately reserved for all of the above sites based on currently available information. Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's financial condition but could be material to the Company's results of operations in a given period.

     In addition, the Company expects to incur capital expenditures and future costs for environmental, health and safety improvement programs. These expenditures relate to anticipated projects to change process systems or to install new equipment to reduce ongoing emissions, improve efficiencies and promote greater worker health and safety. These expenditures are customary operational costs and are not expected to have a material adverse effect on the financial position, liquidity or results of operations of the Company.

     At December 31, 1998, approximately 19 percent of the Company's labor force was covered by collective bargaining agreements. Approximately 4 percent of the labor force is covered by collective bargaining agreements that will expire during 1999.